Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

CONSOL ENERGY INC.

ARTICLE I.

MEETING OF STOCKHOLDERS

SECTION 1. Annual. Meetings of the stockholders for the purpose of electing Directors, and transacting such other proper business as may be brought before the meeting, shall be held annually at such date, time, and place, within or without the State of Delaware, as may be designated by the Board of Directors (“Board”).

SECTION 2. Special. Special meetings of the stockholders may be called by the Board and shall be called by the Secretary at the request in writing of the holders of record of at least a majority of the outstanding stock of the Company entitled to vote. Special meetings shall be held within or without the State of Delaware, as the Board shall designate.

SECTION 3. Notice. Written Notice of each meeting of stockholders, stating the place, date, and hour of the meeting, and the purpose or purposes thereof, shall be mailed not less than ten nor more than sixty days before the date of such meeting to each stockholder entitled to vote thereat.

SECTION 4. Quorum. Unless otherwise provided by statute, the holders of shares of stock entitled to cast a majority of votes at a meeting, present either in person or by proxy, shall constitute a quorum at such meeting.

SECTION 5. Organization. The Chairman of the Board, or, in the Chairman’s absence, the President shall preside at meetings of stockholders. The Secretary of the Company shall act as Secretary at all meetings of the stockholders, but, in the absence of the Secretary, the presiding officer may appoint a Secretary of the meeting. The order of business for such meetings shall be determined by the President with the approval of the Chairman of the Board.

SECTION 6. Voting. Each stockholder entitled to vote at any meeting shall be entitled to one vote for each share held of record, in person, by written proxy or by any permissible means of electronic transmission, provided that such electronic transmission must either contain, or be submitted with, information from which it can be determined that it was authorized by the stockholder. All elections and questions shall be decided by the vote of holders of at least a majority of the outstanding stock of the Company present in person or by proxy, a quorum being present, except as otherwise required by law.

SECTION 7. Inspector(s). At each meeting of the stockholders, the Inspector(s) shall, among other things, ascertain the number of shares outstanding and the voting power of each; determine the shares represented at the meeting and the validity of proxies and ballots; count all votes and ballots; and certify their determination of the number of shares represented and their count of all votes and ballots. If three of more Inspectors are appointed, a majority of those appointed shall have the power to make a decision. Each such Inspector shall be appointed by the Board before the meeting, or in default thereof, by the presiding officer at the meeting, and shall be sworn to the faithful performance of their duties. If any Inspector previously appointed shall fail to attend or refuse or be unable to serve, a substitute shall be appointed by the presiding officer.

SECTION 8. Stockholder Actions.

(a)	Annual Meetings of Stockholders.

(1)	Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Company’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or (C) by any stockholder of the Company who was a stockholder of record of the Company at the time the notice provided for in this Section 8 is delivered to the secretary of the Company, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8.

(2)	For nominations of Directors or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(1) of this Section 8, the stockholder must have given timely notice thereof in writing to the secretary of the Company and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Company, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Company of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for such annual meeting. The Company may require any proposed nominee as a Director to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Company.

(3)	Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 8 to the contrary, in the event that the number of Directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

(b)	Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Company’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Company who is a stockholder of record at the time the notice provided for in this Section 8 is delivered to the secretary of the Company, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 8. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, if the stockholder’s notice required by paragraph (a)(2) of this Section 8 shall be delivered to the secretary at the principal executive offices of the Company not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth day (10th) following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)	General.

(1)	Only such persons who are nominated in accordance with the procedures set forth in this Section 8 shall be eligible to be elected at an annual or special meeting of stockholders of the Company to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 8. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(2)(C)(iv) of this Section 8) and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 3.8, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 8, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Company to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

(2)	For purposes of this Section 8, “public announcement” shall include disclosure in a press release reported by The Wall Street Journal or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3)	Notwithstanding the foregoing provisions of this Section 8, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8. Nothing in this Section 8 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 (or any successor thereof) under the Exchange Act or (B) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.”

ARTICLE II

BOARD OF DIRECTORS

SECTION 1. Number. The business and affairs of the Company shall be under the direction of the Board. The number of Directors, which shall not be less than six, shall be determined from time to time by the vote of at least a majority of the whole Board. The Board shall elect one of the Directors as Chairman of the Board, to serve at the pleasure of the Board. The Chairman of the Board or, in his absence, the President, shall preside at all meetings of the Board.

SECTION 2. Term. Each Director shall hold office until the next annual election of Directors and until the Director’s successor is elected and qualified.

SECTION 3. Increase of Number. In case of any increase in the number of Directors between Annual Meetings of Stockholders, each additional Director shall be elected by the vote of at least a majority of the whole Board.

SECTION 4. Resignation. A Director may resign at any time by giving written notice to the Chairman of the Board or the Secretary. The acceptance thereof shall not be necessary to make it effective; and such resignation shall take effect at the time specified therein or, in the absence of such specification, upon the receipt thereof.

SECTION 5. Vacancies. In case of any vacancy in the Board for any cause, the remaining Directors, by vote of majority of the whole Board, may elect a successor to hold office for the unexpired term of the Director whose place is vacant.

SECTION 6. Regular Meetings. Regular meetings of the new Board shall be held at such times as the Board may designate. A notice of each regular meeting shall not be required.

SECTION 7. Special Meetings. Special meetings of the Board shall be held whenever called by the Chairman of the Board, the President or three Directors. The Secretary shall give notice of such special meetings by telegraph, cable or telefax at least two days before the meeting directed to each Director; such notice may be waived in writing by any Director before or after such meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting. At any meeting at which every Director shall be present, any business may be transacted, irrespective of notice.

SECTION 8. Quorum. At least five members of the Board shall constitute a quorum. If there be less than a quorum present at any meeting, a majority of those present may adjourn the meeting from time to time. Except as otherwise provided by law, the Certificate of Incorporation, of by these Bylaws, the affirmative vote of a majority of the Directors present at any meeting at which there is a quorum shall be necessary for the passage of any resolution.

SECTION 9. Place of Meeting. The Directors shall hold the meetings and may have an office or offices in such place or places within or outside the State of Delaware as the Board from time to time may determine.

SECTION 10. Action by Consent; Participation by Telephone or Similar Equipment. Unless the Board shall otherwise provide, any action required or permitted to be taken by the Board or any committee of the Board may be taken without a meeting if all members of the Board or such committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto shall be filed with the minutes of the proceedings of the Board or committee. Unless the Board shall otherwise provide, any one or more members of the Board or any such committee may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at a meeting.

SECTION 11. Compensation. The Board shall have the authority to fix the compensation of directors.

ARTICLE III.

COMMITTEES OF THE BOARD

SECTION 1. Committees. The Board, by the affirmative vote of a majority of the whole Board, shall elect from the Directors, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, and may, by like vote, designate one or more additional committees, each committee to consist of three or more Directors. The Board shall designate a chairman for each committee, who shall serve at the pleasure of the Board. The number of members of each committee shall be determined from time to time by the Board.

SECTION 2. Procedure. Each Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. A majority of a committee shall constitute a quorum, and the act of a majority of the members of the committee present at a meeting at which a quorum shall be present shall be the act of the committee.

SECTION 3. Reports to the Board. Each Committee shall keep regular minutes of its proceedings and shall periodically report to the Board summaries of the Committee’s significant completed actions and such other matters as the Committee determines to be necessary or appropriate, as may be requested by the Board.

SECTION 4. Audit Committee. The Audit Committee shall:

a)	assist the Board in its oversight of (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the Corporation’s compliance with debt covenants; (iv) the performance of the Corporation’s internal audit function; and (v) the Corporation’s risk management policies and related practices;

b)	interact directly with and evaluate the performance of the Corporation’s independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

c)	prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s proxy statement;

and shall have such other power and purposes, and perform such other duties, as are expressed or fairly implied in, and consistent with, the Charter of the Audit Committee, as approved and adopted from time to time by the Board, or as may be assigned to it from time to time by the Board. Each member of the Audit Committee shall be independent, as determined by the Board.

SECTION 5. Compensation Committee. The Compensation Committee shall:

a)	establish and periodically review the Corporation’s compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers, and other Corporation employees;

b)	establish compensation arrangements and incentive goals for executive officers and to administer compensation plans;

c)	review the performance of the executive officers and award incentive compensation and adjust compensation arrangements as appropriate based upon performance;

d)	review and monitor management development and succession plans and activities; and

e)	prepare the report on executive compensation for inclusion in the Corporation’s annual proxy statement in accordance with Securities and Exchange Commissions rules and regulations;

and shall have such other power and purposes, and perform such other duties, as are expressed or fairly implied in, and consistent with, the Charter of the Compensation Committee, as approved and adopted from time to time by the Board, or as may be assigned to it from time to time by the Board.

SECTION 6. Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall

a)	recommend to the Board the structure and operations of the Board;

b)	identify individuals qualified to serve as members of the Board, and to identify and recommend that the Board select the director nominees for the next annual meeting of stockholders and to fill vacancies;

c)	recommend to the Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;

d)	oversee the Board’s annual evaluation of the performance of the Board and its committees;

e)	oversee the annual evaluation of the CEO; and

f)	develop and recommend to the Board for adoption a set of corporate governance guidelines applicable to the Corporation and to periodically review the same;

and shall have such other power and purposes, and perform such other duties, as are expressly or fairly implied in, and consistent with, the Charter of the Nominating and Corporate Governance Committee, as approved and adopted from time to time by the Board, or as may be assigned to it from time to time by the Board.

ARTICLE IV.

OFFICERS

SECTION 1. Officers. The officers of the Corporation shall be a President-Chief Executive Officer, one or more Chief Operating Officers, one or more Executive Vice Presidents or Senior Vice Presidents, one or more Vice Presidents, a Chief Financial Officer, a Treasurer and a Secretary. The Board or the President may appoint such other officers as they deem necessary who shall have such authority and shall perform such duties as may be prescribed, respectively, by the Board or the President.

SECTION 2. President. The President shall be the chief executive officer of the Corporation and, subject to the Board, shall have general charge of the business and affairs of the Corporation and perform such other duties as may be assigned to the President by the Board. In the absence or inability to act of the Chairman of the Board, and the Board shall select a temporary chairperson from among the directors to perform the duties of the Chairman of the Board.

SECTION 3. Chief Operating Officer. Each Chief Operating Officer shall have such powers and perform such duties as may be assigned to such Chief Operating Officer by the Board or the President.

SECTION 4. Executive Vice President. Each Executive Vice President shall have such powers and perform such duties as may be assigned to such Executive Vice President by the Board or the President.

SECTION 5. Senior Vice President. Each Senior Vice President shall have such powers and perform such duties as may be assigned to such Senior Vice President by the Board or the President.

SECTION 6. Chief Financial Officer. The Chief Financial Officer shall:

a)	be responsible for the accounts and other financial records of the Corporation consistent with directions of the Board or any committee of the Board assigned duties related thereto; be the custodian of the official corporate financial records;

b)	prescribe the Corporation’s accounting practices and procedures in accordance with Generally Accepted Accounting Principles (GAAP) and the directions of the Board or any committee of the Board assigned duties related thereto;

c)	prepare, analyze and interpret the Corporation’s financial results for use in the decision-making process; prepare and file external financial reports to satisfy shareholders, government regulatory bodies, financial institutions, and others;

d)	verify or cause to be verified the accuracy of all financial statements and accounting reports issued by the Corporation;

e)	oversee the investment of corporate funds; primary contact with banks, investment bankers and investor groups to raise capital as directed by the Board or the President; and

f)	perform such other duties as may be assigned to him by the Board or President.

SECTION 7. Vice President. The Board may appoint one or more Vice Presidents. Each Vice President shall have such title, powers, and duties as may be assigned to such Vice President by the Board or the President.

SECTION 8. Treasurer. The Board shall appoint a Treasurer, who shall have such powers and perform such duties as may be assigned to such Treasurer by the Board or the President.

SECTION 9. Secretary. The Secretary shall keep the minutes of all meetings of the Board and the minutes of all the meetings of the stockholders; the Secretary shall give all notices of meetings as required by law or these Bylaws; the Secretary shall affix the seal of the Corporation to any instruments when so required; and the Secretary shall in general perform all the corporate duties incident to the office of Secretary, subject to the control of the Board or the President, and such other duties as may be assigned to the Secretary by the Board or the President.

SECTION 11. Removal. All officers elected or appointed by the Board may be removed or suspended at any time by the vote of the majority of the whole Board or by the President. All officers, agents and employees, other than officers elected or appointed by the Board, may be suspended or removed by the officer appointing them.

SECTION 12. Resignation. Any officer may resign at any time by giving written notice to the President or the Secretary. Unless otherwise stated in such notice of resignation, the acceptance thereof shall not be necessary to make it effective; therein or, in the absence of such specification, it shall take effect upon the receipt thereof.

SECTION 13. Vacancies. A vacancy in any office shall be filled in the same manner as provided for election or appointment to such office.

ARTICLE V.

MISCELLANEOUS

SECTION 1. Indemnification of Directors, Officers, Employees and Agents. Each person who is or was a Director, officer, employee or agent of the Company (including the heirs, executors, administrators or estate of such person) shall be indemnified by the Company as of right to the full extent permitted by the General Corporation Law of Delaware against any liability, cost or expense asserted against such person and incurred by such person by reason of the fact that such person is or was a Director, officer, employee or agent. The right to indemnification conferred by this Section shall include the right to be paid by the Company the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by the Company of such undertakings as may be required by the General Corporation Law of Delaware. The Company may, but shall not be obligated to, maintain insurance at its expense, to protect itself and any such person against any such liability, cost or expense.

The foregoing provisions of this Section 1 shall be deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while this Section is in effect. Neither any repeal or modification of this Section or, to the fullest extent permitted by the laws of Delaware, any repeal or modification of laws, shall affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

SECTION 2. Certificate for Shares. The shares of the capital stock of the Company shall be represented by certificates. To the extent required by law, every holder of stock shall be entitled to a certificate representing the number of shares in the Company owned by such stockholder in such form, not inconsistent with the Certificate of Incorporation, as shall be prescribed by the Board. Certificates representing shares of the capital stock of the Company shall be signed by the Chairman of the Board, President or an Executive Vice President and the Treasurer, Secretary or any Assistant Secretary. Any or all signatures on the certificate, including those of the Transfer Agent and Registrar, may be facsimile. The name of the person owning the shares and the date of issue, shall be entered on the Company’s books.

All certificates surrendered to the Company shall be canceled, and no new certificates shall be issued until the former certificate for the same number of shares of the same class shall have been surrendered and canceled, except that the Board may determine, from time to time, the conditions and provisions on which new certificates may be used in substitution of any certificates that may have been lost, stolen or destroyed.

SECTION 3. Transfer of Shares. Shares in the capital stock of the Company shall be transferred by the record holder thereof, in person, or by any such person’s attorney upon surrender and cancellation of certificates for a like number of shares.

SECTION 4. Regulations. The Board may make rules and regulations concerning the issue, transfer and registration of certificates for shares of the capital stock of the Company. The Board may appoint one or more transfer agents and one or more registrars of transfers, and may require all stock certificates to bear the signature of a transfer agent and a registrar of transfer.

SECTION 5. Record Date of Stockholders. The Board may fix in advance a date, not exceeding sixty days preceding the date of any meeting of stockholders and as otherwise required by law, or the date for the payment of any dividend or other distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or other distribution, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case, only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive any such dividend or other distribution, or to receive such allotment or rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Company after such record date fixed as aforesaid.

SECTION 6. Corporate Seal. The seal of the Company shall be circular in form, containing the words “CONSOL ENERGY INC.” and “DELAWARE” on the circumference, surrounding the words “SEAL” and the date “1991.” The seal shall be in the custody of the Secretary.

ARTICLE VI

AMENDMENTS

These Bylaws may be amended or repealed, in whole or in part, only by the affirmative vote of the holders of not less than a majority of the outstanding stock of the Company entitled to vote or by duly adopted resolution of the Board; provided, that the stockholders may from time to time specify provisions of the Bylaws that may not be amended or repealed by the Board.

ARTICLE VII.

RIGHTS AGREEMENT

Rights issued pursuant to the Rights Agreement, dated as of October 23, 2003, between the Company and EquiServe Trust Company, N.A. (the “Rights Agreement”) may be transferred by an Acquiring Person or an Associate or Affiliate of an Acquiring Person (as such terms are defined in the Rights Agreement) only in accordance with the terms of, and subject to the restrictions contained in, the Rights Agreement.